Exhibit 99.n(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment Number 2 to Registration Statement Number 333-195326 on Form N-2 of our report dated November 25, 2013, relating to the financial statements and financial highlights of H&Q Life Sciences Investors appearing in the Annual Report on Form N-CSR of H&Q Life Sciences Investors for the year ended September 30, 2013, and to the references to us under the headings “Financial Highlights” and “Experts” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

May 28, 2014